                           OFFER TO PURCHASE FOR CASH
              UP TO 3,176,136 LIMITED PARTNERSHIP DEPOSITARY UNITS
                                       of
                       AETNA REAL ESTATE ASSOCIATES, L.P.
                                       at
                $10 NET PER LIMITED PARTNERSHIP DEPOSITARY UNIT
                                       by
                           ACORN HILL PARTNERS L.L.C.

***************************************************************************
*                                                                         *
*  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT       *
*  12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 27, 1996, UNLESS       *
*  EXTENDED.                                                              *
*                                                                         *
***************************************************************************



       Acorn Hill Partners L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 3,176,136 of the issued and outstanding Limited Partnership Depositary Units (the "Units") of Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $10 per Unit, net to the seller in cash (the "Purchase Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after October 30, 1996 and on or prior to the Expiration Date (as defined in Section 1 ("Terms of the Offer")). In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchaser pays the Purchase Price for the tendered Units, the Purchaser will offset the amount otherwise due a holder of Units (a "Unitholder") pursuant to the Offer in respect of the tendered Units which have been accepted for payment but not yet paid for by the amount of any such distribution. UNITHOLDERS WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 3,176,136 Units sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 25% of the Units outstanding as of the date of this Offer.

                             --------------------

       THE PURCHASER IS NOT AFFILIATED WITH THE GENERAL PARTNERS OF THE PARTNERSHIP.

                             --------------------

       THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 3,176,136 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 3,176,136 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 14 ("CONDITIONS OF THE OFFER"). A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER; HOWEVER, TENDERS OF LESS THAN ALL UNITS OWNED BY A UNITHOLDER THAT WOULD RESULT IN SUCH UNITHOLDER HOLDING LESS THAN 250 UNITS (100 UNITS IN THE CASE OF INDIVIDUAL RETIREMENT ACCOUNTS AND KEOGH PLANS) OR TENDERS OF FRACTIONAL UNITS WILL NOT BE ACCEPTED.

                             --------------------

Before tendering, Unitholders are urged to consider the following factors:

o The book value of each Unit (the "Book Value"), as reflected on the Partnership's Form 10-Q for the quarter ended June 30, 1996, was $16.04 per Unit (the "Form 10-Q"). The Book Value represents the portion of the excess of the Partnership's assets over its liabilities, as determined in accordance with generally accepted accounting principles, which is attributable to the Units. Book Value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the Book Value depending on several factors, including liquidity of the Units and external economic and market factors. In addition, the Partnership has reported in its Form 10-Q that the Net Asset Value (as such term is defined in the Glossary) of each Unit, based on independent appraisals, was $15.55 as of June 30, 1996.

o The Purchaser is making the Offer with a view to making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of Unitholders to sell their Units at a high price.

o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser could, after the Standstill Expiration Date (as such term is defined in the Glossary), be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of any General Partner, merger, sales of assets and liquidation of the Partnership.

                                   IMPORTANT

       Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by Individual Retirement Accounts or Keogh Plans (a "Beneficial Owner"), or (iii) person who has purchased Units but is not a Registered Owner (an "Assignee"), desiring to tender any or all of such person's Units should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, or a facsimile copy thereof, and any other required documents to The Herman Group, Inc. (the "Information Agent/Depositary"), at the address or facsimile number set forth below, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees. Questions or requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may be directed to the Information Agent/Depositary.



       NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

       EACH UNITHOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

                        FOR ADDITIONAL INFORMATION CALL:

                             THE HERMAN GROUP, INC.
                            2121 SAN JACINTO STREET
                                   26TH FLOOR
                               DALLAS, TX  75201
                           TELEPHONE:  (800) 992-6174
                  FACSIMILE:  (214) 999-9348 OR (214) 999-9323

                               TABLE OF CONTENTS


                                                                                             Page
                                                                                             ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

THE TENDER OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       1.     Terms of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       2.     Proration; Acceptance for Payment and Payment for Units   . . . . . . . . . . .   4
       3.     Procedures for Tendering Units  . . . . . . . . . . . . . . . . . . . . . . . .   5
       4.     Withdrawal Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       5.     Extension of Tender Period; Termination; Amendment  . . . . . . . . . . . . . .   8
       6.     Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . .   9
       7.     Effects of the Offer.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       8.     Purpose of the Offer; Future Plans  . . . . . . . . . . . . . . . . . . . . . .  12
       9.     Certain Information Concerning the Partnership  . . . . . . . . . . . . . . .    13
       10.    Certain Information Concerning the Purchaser  . . . . . . . . . . . . . . . . .  17
       11.    Background Of The Offer.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       12.    Source Of Funds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       13.    Purchase Price Considerations   . . . . . . . . . . . . . . . . . . . . . . . .  20
       14.    Conditions of the Offer.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       15.    Certain Legal Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       16.    Certain Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       17.    Miscellaneous.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

       Appendix A.   Glossary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

       Schedule I.   Information with respect to the executive officers and directors of AP-GP Prom Partners Inc.  . . . . . . . . . . . . . . . . . . . . . . S-1

TO THE HOLDERS OF LIMITED PARTNERSHIP DEPOSITARY UNITS OF AETNA REAL ESTATE ASSOCIATES, L.P.:

                                  INTRODUCTION

       Acorn Hill Partners L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 3,176,136 of the issued and outstanding Limited Partnership Depositary Units (the "Units") of Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $10 per Unit, net to the seller in cash (the "Purchase Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after October 30, 1996 and on or prior to the Expiration Date (as defined in Section 1 ("Terms of the Offer")). In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchaser pays the Purchase Price for the tendered Units, the Purchaser will offset the amount otherwise due a holder of Units (a "Unitholder") pursuant to the Offer in respect of the tendered Units which have been accepted for payment but not yet paid for by the amount of any such distribution. Unitholders who tender their Units will not be obligated to pay any commissions or Partnership transfer fees, which commissions and transfer fees will be borne by the Purchaser. The 3,176,136 Units sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 25% of the Units issued and outstanding as of the date of this Offer.

       THE PURCHASER IS NOT AFFILIATED WITH THE GENERAL PARTNERS OF THE PARTNERSHIP (THE "GENERAL PARTNERS"). THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 3,176,136 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 3,176,136 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 14 ("CONDITIONS OF THE OFFER"). A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER; HOWEVER, TENDERS OF LESS THAN ALL UNITS OWNED BY A UNITHOLDER THAT WOULD RESULT IN SUCH UNITHOLDER HOLDING LESS THAN 250 UNITS (100 UNITS IN THE CASE OF INDIVIDUAL RETIREMENT ACCOUNTS AND KEOGH PLANS) OR TENDERS OF FRACTIONAL UNITS WILL NOT BE ACCEPTED.

       The Purchaser is making this Offer because it believes that the Units represent an attractive investment at the price offered. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of Units (either by the Purchaser or Unitholders who retain their Units) will remain a speculative investment. The Purchaser is acquiring the Units for investment purposes and does not intend to change current management or the operations of the Partnership and has no current plans for any extraordinary transaction involving the Partnership.

       FACTORS TO BE CONSIDERED BY UNITHOLDERS. In considering the Offer, Unitholders are urged to consider the following factors:

o The Book Value per Unit, as reflected in the Form 10-Q, was $16.04 per Unit. The Book Value represents the portion of the excess of the Partnership's assets over its liabilities, as determined in accordance with generally accepted accounting principles, which is attributable to the Units. Book Value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the Book Value depending on several factors, including liquidity of the Units and external economic and market factors. In addition, the Partnership has reported in the Form 10-Q that the Net Asset Value (as such term is defined in the Glossary) of each Unit, based upon independent appraisals, was $15.55 as of June 30, 1996. Accordingly, the Purchase Price could differ significantly from the net proceeds that would be realized on a per Unit basis from a current sale of the Properties or that may be realized upon a future liquidation of the Partnership.

o The Purchaser is making the Offer with a view to making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unitholders to sell their Units at a high price. Upon the liquidation of the Partnership, the Purchaser will benefit to the extent the amount per Unit it receives in the liquidation exceeds the Purchase Price, if any. Therefore, Unitholders might receive more value if they hold their Units, rather than tender, and receive proceeds from the liquidation of the Partnership. Alternatively, Unitholders may prefer to receive the Purchase Price now rather than wait for uncertain future net liquidation proceeds. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. When the assets of the Partnership are ultimately sold, the return to Unitholders could be higher or lower than the Purchase Price. Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer.

o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, and following the expiration of the Standstill Agreement (as such term is defined in the Glossary) on August 14, 1998 (the "Standstill Expiration Date"), the Purchaser could be in a position to significantly influence all Partnership decisions on which Unitholders may vote. If the maximum number of Units sought by the Purchaser are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the outstanding Units.
       After the Standstill Expiration Date, this could effectively (i) prevent non-tendering Unitholders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take action desired
       by it but opposed by non-tendering Unitholders.   Generally, under the
       Depositary Agreement and the Partnership Agreement, Unitholders holding the majority of the Units are entitled, through the Assignor Limited Partner, to take action with respect to a variety of matters, including: dissolution of the Partnership; removal of the General Partners; approve or disapprove the sale of all or substantially all of the Partnership's assets; and most types of amendments to the Partnership Agreement. Although the Purchaser has no current intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the Units acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering Unitholders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its Units in the same manner as the majority of all of the Unitholders who vote on any proposal.

       Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

o Although not necessarily an indication of value, the $10 Purchase Price is approximately an 11.5% premium over the $8.97 weighted average selling price for Units reported for the limited secondary market during the two-month period ended July 31, 1996. Such secondary market selling prices do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical 25 Unit sales transaction, range from 5% to 8.75% of the sales price (which would result in a reduction of the net proceeds to the seller of at least approximately $0.45 per Unit).

o The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

o The Purchaser believes that, based on the experience of its financial advisor, Liquidity Financial Advisors, Inc. ("Liquidity Financial"), in its efforts to obtain a list of Unitholders from the General Partners, it may be difficult for third parties to obtain such Unitholder list from the General Partners. If the General Partners resist the efforts of other third parties to obtain a list of Unitholders, such action could impede or delay the commencement of other tender offers for the Units. There can be no assurance, however, that the General Partners will resist the effort of third parties to obtain a list of Unitholders or that other tender offers for the Units will not be commenced.

o Because the Purchaser is subject to the restrictions set forth in the Standstill Agreement until August 14, 1998, the Purchaser will not, until the expiration of such date, be able to remove and replace the General Partners or cause any extraordinary transaction with respect to the Partnership. Therefore, future returns from an investment in the Units will continue to depend, in part, on the actions or inactions of the General Partners. In addition, Unitholders are advised that the Purchaser does not have any current plans to remove or replace the General Partners or to effectuate any extraordinary transactions involving the Partnership.

o Although there are some limited resale mechanisms available to the Unitholders wishing to sell their Units, there is no formal trading market for the Units. The Partnership's Form 10-K for the year ended

       December 31, 1995 (the "Form 10-K") states: "There is no established public trading market for the Units." Accordingly, Unitholders who desire liquidity may wish to consider the Offer. The Offer affords a significant number of Unitholders an opportunity to dispose of their Units for cash, which alternative otherwise might not be available to them. However, the Purchase Price is not intended to represent either the fair market value of a Unit or the fair market value of the Partnership's assets on a per Unit basis.

o Unitholders who acquired their Units in the original offering should receive a tax benefit from the sale of their Units in 1996.

o      General disenchantment with real estate investments.

o General disenchantment with long-term investments in limited partnerships because of, among other things, their illiquidity and the inability of Unitholders to effectuate management control over the Partnership's affairs through the annual election of General Partners. Unitholders should note, however, that they do have the right (through the Assignor Limited Partner) to remove the General Partners by a majority vote.

o The Offer may be attractive to certain Unitholders who wish in the future to avoid the expenses, delays and complications in filing complex income tax returns which result from an ownership of Units.

o The Offer provides Unitholders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so. The Purchaser believes that the Units represent an attractive investment at the Purchase Price. There can be no assurance, however, that this judgment is correct. Ownership of Units will remain a speculative investment.

       Following the completion of the Offer, the Purchaser and its affiliates may acquire additional Units. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the Units purchased pursuant to the Offer. See Section 8 ("Purpose of the Offer; Future Plans").

       The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions. See Section 7 ("Effects of the Offer"). A Unitholder may tender any or all of his or her Units; however, tenders of less than all Units owned by a Unitholder that would result in such Unitholder
holding less than 250 Units (100   Units in the case of Individual Retirement
Accounts and Keogh Plans) or tenders of fractional Units will not be accepted.

       According to the Form 10-K, there were 12,724,547 Units issued and outstanding, held of record by approximately 19,657 Unitholders. The Purchaser owns 5,000 Units.

       Except as otherwise indicated, information contained in this Offer to Purchase is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchaser has no information that any statements contained in this Offer to Purchase are untrue, the Purchaser does not take responsibility for the accuracy or completeness of any information contained in this Offer to Purchase which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

       Each Unitholder must make his or her own decision based on his or her particular circumstances. Unitholders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER ACCOMPANYING MATERIALS CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

                                THE TENDER OFFER


       1.     TERMS OF THE OFFER.

       Upon the terms of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 3,176,136 Units that are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 12:00 midnight, New York City time, on November 27 , 1996, unless the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

       IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

       The Offer is conditioned on satisfaction of certain conditions.  See
Section 14 (which sets forth in full the conditions of the Offer). The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders,
(ii) waive all the then unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

       The Purchaser's financial advisor, Liquidity Financial, provided the Purchaser with a list of the Unitholders, and this Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials are being mailed to Unitholders, Beneficial Owners and Assignees who hold Units, to the extent their names and addresses are on this list.

       2.     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS .

       If more than 3,176,136 Units are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchaser will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate of 3,176,136 Units so tendered, pro rata according to the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to (i) avoid purchases of tenders of fractional Units and (ii) purchases that would violate Article IV of the Depositary Agreement (collectively, the "Transfer Restrictions"). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 3,176,136 Units, the Purchaser will purchase all Units so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

       In the event that proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Unitholders the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Units validly tendered and not withdrawn in accordance with Section 4 on or prior to the Expiration Date as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals specified in Section 15 ("Certain Legal Matters") or pending receipt of any additional documentation required by the Letter of Transmittal. In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of (a) the Letter of Transmittal (or a facsimile copy thereof) properly completed and duly executed, with required signature guarantees, (b) certificate(s) representing such Units or timely confirmation, that is satisfactory to the Purchaser, that a transfer of the certificate(s) representing the Units will occur (by book entry transfer into the Purchaser's, or its designee's, account at The Depositary Trust Company or another book entry transfer facility, notice of guaranteed delivery, or otherwise), and (c) any other documents required by the Letter of Transmittal.

       For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Units when, as and if the Purchaser gives oral or written notice to the Information Agent/Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Information Agent/Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders.

       The Purchase Price will automatically be reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after October 30, 1996 and on or prior to the Expiration Date. In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchaser or its assignee pays for tendered Units, the Purchaser will offset the amount otherwise due to such Unitholder pursuant to the Offer in respect of tendered Units which have been accepted for payment but not yet paid for by the amount of any such distribution. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR UNITS.

       If any tendered Units are not purchased pursuant to the Offer for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Information Agent/Depositary. If, for any reason whatsoever, acceptance for payment of or payment for any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14 ("Conditions of the Offer"), the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Units, and such Units may not be withdrawn except to the extent that the tendering Unitholder is entitled to withdrawal rights as described in Section 4 ("Withdrawal Rights").

       3.     PROCEDURES FOR TENDERING UNITS.

       VALID TENDER. For Units to be validly tendered pursuant to the Offer, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any other documents required by the Letter of Transmittal, must be received by the Information Agent/Depositary at its address on the back cover page of the Offer to Purchase on or prior to the Expiration Date. In addition, either (i) the certificate(s) representing the Units must be received by the Information Agent/Depositary along with the Letter of Transmittal or (ii) the Purchaser must be satisfied that a timely transfer of the certificate(s) representing the Units will occur (by the book entry transfer into the Purchaser's, or its designee's, account at The Depositary Trust Company or another book entry transfer facility, notice of guaranteed delivery, or otherwise). A Unitholder may tender any or all Units owned by such Unitholder; however, in order to comply with the Transfer Restrictions, tenders of less than all Units owned by a Unitholder that would result in such Unitholder holding less than 250 Units (100 Units in the case of an Individual Retirement Account or Keogh Plan) or tenders of fractional Units will not be accepted. See Instruction 1 to the Letter of Transmittal.

       IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 27, 1996, UNLESS EXTENDED.

       THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATE(S) REPRESENTING UNITS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT/DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. SEE INSTRUCTION 2 TO THE LETTER OF TRANSMITTAL.

       TENDERS BY BENEFICIAL HOLDERS. Tenders of Units made by beneficial holders of Units will be deemed an instruction to brokers, dealers, commercial banks, trust companies, custodians and similar persons or entities whose names, or the names of whose nominees, appear as the Registered Owner of such Units, to tender such Units on behalf of such beneficial holder. A tender of Units can only be made by the Registered Owner of such Units.

       SIGNATURE GUARANTEES.   The signature(s) on the Letter of Transmittal
must be guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") as provided in the Letter of Transmittal. See Instruction 2 of the Letter of Transmittal.

       BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price pursuant to the offer, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number or social security number by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 3 to the Letter of Transmittal.

       FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each Unit purchased, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. See Instruction 3 to the Letter of Transmittal.

       APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing and delivering the Letter of Transmittal, a tendering Unitholder irrevocably appoints the Purchaser and the designees of the Purchaser and each of them as such Unitholder's proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after the date hereof). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units (and such other Units and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The Purchaser and its designees will, with respect to the Units (and such other Units and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper pursuant to the Depositary Agreement or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's payment for such Units, the Purchaser must be able to exercise full voting rights with respect to such Units and other securities, including voting at any meeting of Unitholders.

       In addition, pursuant to such appointment as attorneys-in-fact, the Purchaser and its designees each will have the power, among other things, (i) to seek to transfer ownership of such Units on the Partnership's (including the Depositary's) books maintained by the Transfer Agent (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under the Depositary Agreement or a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) upon receipt by the Information Agent/Depositary (as the tendering Unitholder's agent) of the Purchase Price, to become a Registered Owner of the purchased Unit, to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the Partnership, the General Partners and/or the Depositary (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Unitholder.

       ASSIGNMENT OF ENTIRE INTEREST IN THE PARTNERSHIP. By executing and delivering the Letter of Transmittal, a tendering Unitholder irrevocably assigns to the Purchaser and its assigns all of the, direct and indirect, right, title and interest of such Unitholder in the Partnership with respect to the Units tendered and purchased pursuant to the Offer, including, without limitation, such Unitholder's right, title and interest in and to any and all distributions made by the Partnership after the Expiration Date in respect of the Units tendered by such Unitholder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. The Purchaser will seek to become a Registered Owner of Units in accordance with the Depositary Agreement upon consummation of the Offer.

       DETERMINATION OF VALIDITY. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units of any particular Unitholder whether or not similar defects or irregularities are waived in the case of other Unitholders.

       ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent/Depositary which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee of a Unit.

       The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

       The Purchaser's acceptance for payment of Units tendered pursuant to the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer.

       4.     WITHDRAWAL RIGHTS.

       Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after December 29, 1996.

       For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent/Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name(s) of the registered holder(s) of the Units, if different from that of the person(s) who tendered such Units. Such notice of withdrawal must also be signed by the same person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed (including any signature guarantees, if applicable). If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal. If certificates representing the Units have been delivered to the Information Agent/Depositary, the serial numbers of the particular certificates evidencing the Units to be withdrawn must also be furnished to the Information Agent/Depositary as described above. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3 ("Procedures for Tendering Units").

       If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholder is entitled to and duly exercises withdrawal rights as described herein. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for Units is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return Units tendered by or on behalf of Unitholders promptly after the termination or withdrawal of the Offer.

       All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

       5.     EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

       The Purchaser reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 14 ("Conditions of the Offer") shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, and (iii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Information Agent/Depositary.

       If the Purchaser increases or decreases either the number of the Units being sought or the consideration to be paid for any Units pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow Unitholders to consider the amended terms of the Offer.

       The Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified under Section 14 ("Conditions of the Offer") shall not have been satisfied and so long as Units have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Units or to terminate the Offer and not accept for payment or pay for Units.

       If the Purchaser extends the period of time during which the Offer is open, delays acceptance for payment of or payment for Units or is unable to accept for payment or pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Information Agent/Depositary may, on behalf of the Purchaser, retain all Units tendered, and such Units may not be withdrawn except as otherwise provided under Section 4 ("Withdrawal Rights"). The reservation by the Purchaser of the right to delay acceptance for payment of or payment for Units is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the Units deposited by or on behalf of Unitholders promptly after the termination or withdrawal of the Offer.

       Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

       6.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

       The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer.
All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons (if any), dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO A UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

       CONSEQUENCES TO TENDERING UNITHOLDER. A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of such Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to such Unitholder with respect to such Units. In this regard, tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the effective date of the sale.

       A Unitholder who acquired Units pursuant to the original offering of Units by the Partnership will recognize a tax loss on a sale of Units pursuant to the Offer. Even if the Unitholder is subject to the passive activity loss limitation (discussed below), such loss generally could be deducted in full in the year of sale (subject to other applicable limitations, including the limitation on the deductibility of capital losses, discussed below) provided the Unitholder sells all of his or its Units.

       In general, the character (as capital or ordinary) of Unitholder's gain or loss on a sale of a Unit pursuant to the Offer will be determined by allocating the Unitholder's amount realized on the sale and his adjusted tax basis in the Units sold between "Section 751 items," which are "substantially appreciated inventory" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss, and the difference between the Unitholder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as a capital asset. The Purchaser believes that substantially all of any tax loss realized on a sale of Units pursuant to the Offer will be treated as a capital loss under these rules, although it is possible, because such Unitholder's adjusted tax basis in the Units sold will be allocated to Section 751 items based on the Partnership's tax basis in these items, that such Unitholder may recognize ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to Section 751 items while recognizing a capital loss with respect to the balance of the selling price.

       A Unitholder's capital gain (if any) or loss on a sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

       Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. If the Unitholder recognizes a loss on the sale of Units, such loss generally would not be subject to the passive activity loss limitation, and therefore, could be deducted in full in the year of sale (subject to any other applicable limitations), provided the Unitholder sells all his Units. If such Unitholder is unable to sell all his Units, the deductibility of such losses would continue to be subject to the passive activity loss limitation until the Unitholder sells his remaining Units. See Section 7 ("Effects of the Offer").

       A Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or property certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. IF SUCH UNITHOLDER WHO IS SUBJECT TO BACKUP WITHHOLDING DOES NOT PROPERLY COMPLETE AND SIGN THE SUBSTITUTE FORM W-9, THE PURCHASER WILL WITHHOLD 31% FROM PAYMENTS TO SUCH UNITHOLDER. SEE INSTRUCTION 3 TO THE LETTER OF TRANSMITTAL.

       Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

       CONSEQUENCES TO A NON-TENDERING UNITHOLDER. The Purchaser does not anticipate that such Unitholder who does not tender his or her Units will realize any material tax consequences as a result of the election not to tender. However, if as a result of the Offer there is a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period, a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the Properties (subject to related debt) of the Partnership would be treated as distributed to the partners, and following the deemed distribution, contribution of the same properties would be deemed to be made to a new partnership or to an association taxable as a corporation. The Purchaser has not, however, had access to complete information concerning assignments of Units and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes, changes in the tax basis of the Partnership's assets, possible recognition of taxable gain resulting from any deemed cash distribution in excess of the non-tendering Limited Partner's tax basis in his or her Units, and possibly other consequences the extent of which cannot be determined by the Purchaser without access to the books and records of the Partnership. In addition, a termination of the Partnership could cause the Partnership or its assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or its assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase Units to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

       CONSEQUENCES TO A TAX-EXEMPT UNITHOLDER. Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts (each an "IRA")) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property", interest, dividends, real property rents not dependent upon income or profits, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. UBTI would also arise if the Partnership were treated for income tax purposes as a publicly traded partnership.

       To the extent the Partnership holds debt financed property or inventory or other assets as a dealer, a tax-exempt Unitholder (including an IRA) could realize UBTI on the sale of a Partnership interest. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder held its Units as inventory or otherwise as dealer property, or acquired its Units with acquisition indebtedness. However, any UBTI recognized by a tax-exempt Unitholder as a result of a sale of a Unit, in general, may be offset by such Unitholder's net operating loss carryover (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

       EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT SELLING UNITS PURSUANT TO THE OFFER.

       7.     EFFECTS OF THE OFFER.

       CERTAIN RESTRICTIONS ON TRANSFER OF INTERESTS. The Depositary Agreement restricts transfers of the Depositary Receipts that represent the Units if, among other things, such transfer, when added to the total of all other transfers of Depositary Receipts on the books of the Depositary during the twelve months preceding the proposed transfer, would result in the transfer of 50% or more of the then outstanding Units. The Designated General Partner has the right, upon written notice to the Depositary, to reduce such percentage during any period when the volume of transfer of Units not represented by a Depositary Receipt makes it prudent to do so. Consequently, sales of Units in the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and requests for transfers of Depositary Receipts during such twelve-month period may not be recognized. The Purchaser does not intend to purchase Units to the extent such purchase would violate the transfer restrictions set forth in the Depositary Agreement. See Section 6 ("Federal Income Tax Considerations-- Consequences to a Non-Tendering Unitholder") and Section 14 ("Conditions of the Offer").

       EFFECT ON TRADING MARKET; REGISTRATION UNDER SECTION 12(G) OF THE EXCHANGE ACT. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. In the case of certain kinds of equity securities like the Units, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. The Form 10-K states: "There is no established public trading market for the Units." Therefore, the Purchaser does not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units through secondary market transactions.

       Partnership Profiles, Inc., which publishes the Partnership Spectrum, tracks recent trades in certain limited partnership interests. The most recent issue of the Partnership Spectrum (July/August, 1996) indicates that 88,293 Units traded in the period from June 1, 1996 through July 31, 1996 at per Unit prices between $8.00 and $9.60 with a weighted average price of $8.97 per Unit.

       The Units currently are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in the Offer, the Units will continue to be held of record by substantially more than 300 persons.

       CONTROL OF ALL UNITHOLDER VOTING DECISIONS BY PURCHASER. Pursuant to the Depositary Agreement, the Purchaser, through the Assignor Limited Partner, will have the right to vote each Unit purchased pursuant to the Offer. If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, and following the Standstill Expiration Date, the Purchaser could be in a position to significantly influence all Partnership decisions on which Unitholders may vote. If the maximum number of Units sought by the Purchaser are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the outstanding Units. After the Standstill Expiration Date, this would effectively (i) prevent non-tendering Unitholders from taking action they desire but that the Purchaser opposes and (ii) enable the Purchaser to take action desired by it but opposed by non-tendering Unitholders. Generally, under the Depositary Agreement and the Partnership Agreement, Unitholders holding a majority of the Units are entitled, through the Assignor Limited Partner, to take action with respect to a variety of matters, including: removal of the General Partners; dissolution of the Partnership; sale of all or substantially all of the Partnership's properties; and most types of amendments to the Partnership Agreement. Although the Purchaser has no current intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the Units acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering Unitholders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its Units in the same manner as the majority of all the Unitholders who vote on any proposals. See Section 8 ("Purpose of the Offer; Future Plans") for certain contractual limitations of the Purchaser regarding its participation in certain extraordinary transactions involving the Partnership, including the solicitation of proxies to replace the General Partners.

       8.     PURPOSE OF THE OFFER; FUTURE PLANS.

       PURPOSE OF THE OFFER. The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that there may be underlying value in the Properties. The Purchaser does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership. However, these plans could change at any time in the future. If the Purchaser's plans with respect to the Partnership change in the future, the ability of the Purchaser to influence actions on which Unitholders (through the Assignor Limited Partner) have a right to vote will depend on the Unitholders' response to the Offer (i.e., the number of Units tendered). If the Purchaser acquires only a few Units pursuant to the Offer, it would not be in a position to influence matters over which Unitholders have a right to vote. Conversely, if the maximum number of Units sought are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the issued and outstanding Units and, as a result, will, following the Standstill Expiration Date, be in a position to exert significant control over matters on which Unitholders (through the Assignor Limited Partner) have a right to vote. The purchase of the Units will allow the Purchaser to benefit from any of the following: (a) any cash distributions from Partnership operations in the ordinary course of business; (b) any distributions of net proceeds from the sale of any Properties; and (c) any distributions of net proceeds from the liquidation of the Partnership.

       FUTURE PLANS. Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the Units purchased to the Offer.

       Pursuant to an Assumption Agreement dated as of October   30, 1996
between the Purchaser and Liquidity Financial Group, L.P., an affiliate of Liquidity Financial (a copy of which has been filed as Exhibit (c)(2) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on October 30, 1996), the Purchaser agreed to become bound by the restrictions set forth in the Standstill Agreement. As a result, the Purchaser agreed that, prior to the Standstill Expiration Date, it will not and it will cause certain affiliates not to (i) acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 25% (including Units acquired through all other means) of the outstanding Units, (ii) seek to propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Partnership, except that those affiliates bound by the Standstill Agreement will not be deemed to have violated it and formed a "group" solely by acting in accordance with the Standstill Agreement, (v) disclose to any third party any intention, plan or arrangement inconsistent with the terms of the Standstill Agreement, or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of the Standstill Agreement. In addition, the Purchaser has agreed that until the

Standstill Termination Date it will not sell any Units acquired by it unless the buyer of such Units agrees to be bound by the Standstill Agreement.

       9.     CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

       Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

       THE PARTNERSHIP'S ASSETS AND BUSINESS

       The Partnership is a limited partnership formed in 1986, under the laws of the State of Delaware. Its principal executive offices are located at 242 Trumbull Street, Hartford, Connecticut 06156. Its telephone number is (203) 275-2178.

       The Partnership is engaged in the business of investing in income-producing apartment complexes, office buildings, shopping centers and other commercial real estate offered by non-affiliated sellers. The Partnership's principal objectives are to invest in Properties with the goals of obtaining: (i) cash distributions from rental and interest income; (ii) capital appreciation; and (iii) preservation and protection of capital.

       As of December 31, 1995, the Partnership held interests in thirteen Properties at a total cost of approximately $239.9 million. The Partnership acquired its interests in the Properties either directly or indirectly through joint ventures or other partnerships that own Properties. The Partnership acquired all of its interests in the Properties entirely with cash. Neither the Partnership, if it owns a Property directly, nor any joint venture or partnership in which the Partnership has invested, have incurred any debt to acquire or maintain any of the Properties.

       The following table sets forth certain information regarding the Properties as of December 31, 1995. More comprehensive information concerning the Properties is included in the Form 10-K.

                                   Properties


  Name              Type                              Location     Percentage    Percentage       Description
  ----              ----                              --------     ----------    ----------       -----------
                                                                     Leased       Occupied
                                                                     ------       --------
  Cross Pointe      Shopping Center                Centerville,        90%          85%       Approximately
  Centre                                           OH                                         211,345 square feet
                                                                                              of net rentable
                                                                                              space, located on a
                                                                                              25.8 acre site

  Lincoln Square    Residential                    Arlington           97%          95%       A 240 unit
  Apartments                                       Heights, IL                                apartment project
                                                                                              located on a 12.7
                                                                                              acre site

  Gateway Square    Retail Center                  Hinsdale, IL        98%          98%       Approximately
                                                                                              40,366 square feet
                                                                                              of rentable space,
                                                                                              located on a 3.7
                                                                                              acre site

  Name              Type                              Location     Percentage    Percentage       Description
  ----              ----                              --------     ----------    ----------       -----------
                                                                     Leased       Occupied
                                                                     ------       --------
  Summit Village     Residential                   Rosslyn, VA         99%          99%       A 366 unit
                                                                                              apartment complex
                                                                                              located on a 6.2
                                                                                              acre site

  Village Square    Shopping Center                Hazelwood, MO       63%          35%       Approximately
  Shopping Center                                                                             207,304 square feet
                                                                                              of net rentable
                                                                                              area, located on an
                                                                                              approximately 20
                                                                                              acre site

  Marina Bay        Industrial                     Richmond, CA        98%          98%       Approximately
  Industrial Park                                                                             165,780 square foot
                                                                                              industrial park
                                                                                              located on an 8.6
                                                                                              acre site

  Town Center       Commercial/Industrial          Santa Fe            84%          72%       Approximately
  Business Park                                    Springs, CA                                456,700 square feet
                                                                                              of net rentable
                                                                                              area located on an
                                                                                              approximately 28
                                                                                              acre site

  Oakland Pointe    Shopping Center                Pontiac, MI         89%          89%       Portion owned by
  Shopping Center                                                                             the Partnership
                                                                                              contains
                                                                                              approximately
                                                                                              213,350 square feet
                                                                                              of rentable area on
                                                                                              approximately 32.1
                                                                                              acres

  115 & 117         Commercial/Industrial          Westborough,    115:  100%    115: 100%    Two buildings
  Flandus Road                                     MA              117:   30%    117:  30%    containing
                                                                                              approximately
                                                                                              115,175 square feet
                                                                                              of net rentable
                                                                                              area located on
                                                                                              approximately 26.6
                                                                                              acres

  Three Riverside    Commercial                    Andover, MA         79%          79%       Approximately
  Drive                                                                                       91,350 square feet
                                                                                              of rentable area
                                                                                              located on
                                                                                              approximately 8.8
                                                                                              acres

  Name              Type                              Location     Percentage    Percentage       Description
  ----              ----                              --------     ----------    ----------       -----------
                                                                     Leased       Occupied
                                                                     ------       --------
  Windmont          Residential                    Dekalb              99%          97%       A 178 unit
  Apartments                                       County, GA                                 apartment complex
                                                                                              located on a 6.8
                                                                                              acre site

  Powell Street     Shopping Center                Emeryville,        100%          100%      Approximately
  Plaza                                            CA                                         169,551 square feet
                                                                                              of rentable space
                                                                                              located on
                                                                                              approximately 12.9
                                                                                              acres

  Westgate          Warehouse/Distribution         Corona, CA         100%          100%      Three buildings
  Distribution                                                                                consisting of
  Center                                                                                      approximately
                                                                                              430,300 rentable
                                                                                              square feet located
                                                                                              on a 20.6 acre site

       SELECTED FINANCIAL DATA. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Form 10-K and the Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                       Consolidated Statements of Income
                For the Six Months Ended June 30, 1996 and 1995
               (in thousands, except units and per unit amounts)
                                  (unaudited)

                                                                 Six Months Ended
                                                                    June 30,
                                                                 ----------------
                                                               1996            1995
                                                               ----            ----
Revenue:

       Rental                                                 $13,950         $13,833
       Interest                                                   165             179
       Other income                                               270             142
                                                              -------         -------
                                                               14,385          14,154
Expenses:
       Property operating                                       4,727           4,527
       Depreciation and amortization                            3,499           3,540
        Investment portfolio fee - related parties              2,452           2,402
       General and administrative                                 287             376
       Bad debt                                                   371             302
                                                              -------         -------
                                                               11,336          11,147
       Net income                                             $ 3,049         $ 3,007
                                                              =======         =======
Net income allocated:

       To the General Partners                                $    30         $    30
       To the Limited Partners                                  3,019           2,977
                                                              $ 3,049         $ 3,007
Weighted average number of limited partnership units
       outstanding                                         12,724,547      12,724,547
                                                           ==========      ==========
Earnings per limited partnership unit                         $   .24         $   .23
                                                              =======         =======

                   Consolidated Statements of Income for the
                            Years ended December 31,
               (in thousands, except units and per unit amounts)

                                            1995          1994         1993          1992         1991
Revenue . . . . . . . . . . . . .          $ 28,438      $ 26,454     $ 26,389     $ 29,507      $ 30,948

Operating Income before
impairment of investment in real
estate  . . . . . . . . . . . . .             5,002         4,144        4,492        4,457         4,258

Impairment of investment in real
estate  . . . . . . . . . . . . .             4,408            --           --           --            --

 Operating Income . . . . . . . .               594         4,144        4,492        4,457         4,258

Gain (Loss) on Sale of
Property  . . . . . . . . . . . .               (23)          355        2,358        4,111            --

Cash and Cash Equivalents . . . .             8,971         9,373       13,234       13,299         9,258

Total Assets (Historical Cost
Basis)  . . . . . . . . . . . . .           209,334       217,854      225,248      244,264       254,299

Total Assets (Current Value
Basis)  . . . . . . . . . . . . .           199,709       195,916      190,237      214,807       255,452

Rental Income . . . . . . . . . .            27,455        25,831       25,792       28,681        30,174

Interest Income . . . . . . . . .               367           301          339          372           336

Earnings per Weighted Average
Unit  . . . . . . . . . . . . . .               .04           .35          .54          .67           .33

Cash Distributions per Unit . . .               .72           .91         1.92         1.31           .50

Net Asset Value per Unit  . . . .             15.24         14.96        14.50        16.32         19.39


       10.    CERTAIN INFORMATION CONCERNING THE PURCHASER.

       The Purchaser was organized for the purpose of acquiring the Units pursuant to the Offer. The principal executive office of the Purchaser is at 1301 Avenue of the Americas, 38th Floor, New York, New York 10019. The managing member of the Purchaser (the "Managing Member") is AP-GP Prom Partners Inc., a newly formed Delaware corporation which is ultimately controlled by Apollo Real Estate Capital Advisors II, Inc. ("Advisors"), as general partner of Apollo Real Estate Advisors II, L.P. ("AREA II"), the general partner of Apollo Real Estate Investment Fund II, L.P., a recently formed private real estate investment fund and the sole shareholder of the Managing Member. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan, who were founding principals of Apollo Advisors, L.P., the respective managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and, together with William L. Mack, of Apollo Real Estate Advisors, L.P. ("AREA") and AREA II, the respective managing general partners of Apollo Real Estate Investment Fund, L.P. and Apollo Real Estate Investment Fund II, L.P. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The business address for Messrs. Black, Hannan and Mack is 1301 Avenue of the Americas, New York, New York 10019.

        For certain information concerning the executive officers and directors of the Managing Member, see Schedule I to this Offer to Purchase.

       Except as otherwise set forth in this Offer to Purchase or Schedule I hereto, (1) neither the Purchaser, the Managing Member, Advisors, and to the best of Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (2) neither the Purchaser, the Managing Member, Advisors, and to the best of Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate thereof or director, executive officer or subsidiary of the Managing Member or Advisors has effected any transaction in the Units within the past 60 days, (3) neither the Purchaser, the Managing Member, Advisors, and to the best of Purchaser's knowledge, any of the persons listed on Schedule I, nor any director or executive officer of the Managing Member or Advisors has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (4) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, the Managing Member, Advisors, or, to the best of Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, and (5) there have been no contracts, negotiations or transactions between the Purchaser, the Managing Member, Advisors, or, to the best of Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

       The Purchaser owns 5,000 Units, which represents less than 1% of the number of Units outstanding as reported in the Form 10-K (the most recently available filing containing such information). The Purchaser acquired such 5,000 Units on October 21, 1996 from an affiliate of Liquidity Financial at a price per Unit of $10.

       Liquidity Financial, a registered investment advisor, is acting as financial advisor to the Purchaser in connection with the Offer and has provided certain financial advisory services to the Purchaser in connection with the Offer. See Section 11 ("Background of the Offer").

       11.    BACKGROUND  OF THE OFFER.

       In late 1994, representatives of Liquidity Financial met with representatives of AREA to discuss a possible financial advisory relationship between the parties. Specifically, Liquidity Financial proposed to act as financial advisor to AREA with respect to strategic investments in limited partnerships which are not controlled by AREA. Negotiations regarding this proposed financial advisory relationship continued through the winter of 1995 and ultimately culminated in the execution in March 1995 of an agreement in principle (the "1995 Agreement in Principle"). During the spring and summer of 1995, Liquidity Financial and AREA discussed the terms of a number of potential tender offers for limited partnership interests, however no specific terms were agreed on and no tender offers involving Liquidity Financial and AREA and their respective affiliates were commenced. Ultimately, the 1995 Agreement in Principle terminated pursuant to its terms.

       Liquidity Financial has advised the Purchaser that following the termination of the 1995 Agreement in Principle, it continued its business of evaluating limited partnerships and utilized its position as a limited partner to obtain lists of limited partners from a number of partnerships in which it held interests. As part of this business plan, Liquidity Financial Group, L.P. ("LFG"), an affiliate of Liquidity Financial, requested in writing a list of Unitholders from the Partnership in October 1995. Subsequent oral and written requests for this list were made by representatives of LFG to representatives of the Partnership in November 1995 through January 1996. In February 1996, counsel for LFG demanded a copy of the list of Unitholders from the Partnership on behalf of its client. During April 1996, an LFG representative met with a representative of the Partnership for the purpose of negotiating an agreement pursuant to which the Partnership would release the list of Unitholders to LFG. Such negotiations culminated in the execution of the Standstill Agreement in August 1996, at which time a list of Unitholders was delivered to LFG. LFG and the Partnership subsequently agreed in October 1996 to amend the Standstill Agreement for the purpose of clarifying the definition of the term "group" as used therein. The Standstill Agreement requires LFG and its affiliates (which includes Liquidity Financial) to cause any party which enters into an advisory relationship with it relating to the Partnership to become bound by the terms of the agreement.

       In July 1996, representatives of Liquidity Financial contacted representatives of AREA II for the purpose of exploring a possible new financial advisory relationship between Liquidity Fund and AREA II. These discussions continued throughout the summer of 1996 and culminated in the execution of a new Agreement in Principle in September 1996 (the "1996 Agreement in Principle"). The 1996 Agreement in Principle outlines the terms of a financial advisory relationship between Liquidity Financial and its affiliates and AREA II and its affiliates with respect to certain tender offers for limited partnership interests. The 1996 Agreement in Principle identified the Partnership as a potential target for such tender offers.

       In late September 1996, a representative of the Partnership contacted a representative of LFG for the purpose of determining whether LFG had established any plans for its use of the list of Unitholders. On October 14, 1996, a representative of LFG contacted a representative of the Partnership for the purpose of informing the Partnership that the Offer was likely to be commenced in the near future and requested a waiver of the provision in the Standstill Agreement which requires LFG to provide the Partnership with five days prior written notice of any communication to Unitholders. In that conversation, the Partnership's representative informed LFG's representative that it was interested in reviewing the document that would be sent to Unitholders. On October 17, 1996, LFG requested in writing a waiver of such five day notice provision included in the Standstill Agreement with respect to the Offer, which waiver the Partnership denied in writing the next day. On October 22, 1996, LFG provided the Partnership with notice that the Purchaser planned to commence the Offer five days after the Partnership's receipt of this notice.

       On October 24, 1996, a representative of LFG contacted a representative of the Partnership for the purpose of (i) informing the Partnership of the anticipated commencement date of the Offer and (ii) to request, on behalf of the Purchaser, that the General Partners agree to recognize Purchaser as a Registered Owner of Units upon Purchaser's acceptance of Units for payment pursuant to the terms of the Offer; later that day a letter agreement was sent to one of the General Partners requesting such recognition. On October 25, 1996, counsel for the Partnership informed counsel for the Purchaser that the Partnership was not prepared at this time to agree to recognize the Purchaser as a Registered Owner of Units upon consummation of the Offer. On October 28, 1996, counsel for the Purchaser contacted counsel for the Partnership reiterating Purchaser's request that the General Partners recognize Purchaser as a Registered Owner upon Purchaser's acceptance of Units for payment. On October 29, 1996, a General Partner of the Partnership executed a letter to the Purchaser indicating its agreement to recognize Purchaser, or cause Purchaser to be recognized, as a Registered Owner of Units upon Purchaser's payment for Units pursuant to the Offer, subject to compliance with the Partnership Agreement, applicable partnership law and the requirements of the Transfer Agent. Also on October 29, 1996, a representative of the Partnership contacted a representative of the Purchaser for the purpose of confirming the commencement date of the Offer. In a subsequent conversation that day, a representative of LFG contacted a representative of the Partnership and requested that the Partnership reconfirm the list of Unitholders.

       On October 30 , 1996, immediately prior to the commencement of this Offer, (i) Liquidity Financial and the Purchaser entered into a definitive advisory agreement (the "Advisory Agreement") relating to the Offer, (ii) the Purchaser, pursuant to the Assumption Agreement, agreed to become bound by the terms of the Standstill Agreement, and (iii) Liquidity Financial provided the Purchaser with its list of Unitholders. Pursuant to the terms of an option agreement dated as of October 30, 1996, LFG has the option, for the 6 month period following the Purchaser's acceptance for payment of the tendered Units, to acquire, indirectly through a member of the Purchaser, up to a 5% interest in the Purchaser.

       12.    SOURCE  OF FUNDS.

       The Purchaser expects that $31,761,360 (exclusive of fees and expenses) would be required to purchase the Units sought pursuant to the Offer, if tendered. The Purchaser presently contemplates that it will obtain all of such funds from capital contributions from its members who have an aggregate net worth substantially in excess of the amount required to purchase the Units. However, the Purchaser may seek to obtain debt financing to facilitate the purchase of Units, but no commitment has been obtained for any such debt financing.

       13.    PURCHASE PRICE CONSIDERATIONS.

       The Purchaser has set the Purchase Price at $10 net per Unit (subject to adjustment as set forth in this Offer to Purchase). The Purchaser established the Purchase Price by analyzing a number of quantitative and qualitative factors including: (i) the absence of a significant number of recent secondary market resales of the Units; (ii) the lack of liquidity of an investment in the Partnership; (iii) the Book Value and Net Asset Value of the Units; (iv) the costs to the Purchaser associated with acquiring the Units; (v) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership; (vi) the possibility that Unitholders may realize taxable income in excess of tax distributions from the Partnership in future years; (vii) the inability of Unitholders to exercise effective control over the management of the Partnership through the annual election of the General Partners; and (viii) estimated transaction costs of completing the Offer.

       The Form 10-K states that "(t)here is no established public trading market for the Units." Except for certain limited rights of Unitholders to resell Units in subsequent Partnership offerings (if any), at present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sales by holders of Units) are the only means available to such Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent third-party industry publication, between June 1, 1996 and July 31, 1996, a total of 88,293 Units traded at prices ranging from a low of $8.00 to a high of $9.60 per Unit with a weighted average of $8.97 per Unit. Such gross sales prices reported by Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

       The Book Value per Unit, as reflected in Form 10-Q, was $16.04 per Unit. The Book Value represents the portion of the excess of the Partnership's assets over its liabilities, as determined in accordance with generally accepted accounting principles, which is attributable to the Units. Book Value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the Book Value depending on several factors, including liquidity of the Units and external economic and market factors. In addition, the Partnership has reported in the Form 10-Q that the Net Asset Value of each Unit, based upon independent appraisals, was $15.55 as of June 30, 1996. Neither Book Value nor Net Asset Value necessarily reflects the amount which such Unitholder would ultimately receive if the Partnership were liquidated. Such amount would likely be affected by several factors, including the time required to effect a liquidation of the Partnership's assets and the ability of the Partnership to realize the full value of its assets.

    The Purchase Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. The Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying assets owned by the Partnership. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

        14.   CONDITIONS OF THE OFFER.

       Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any tendered Units (whether or not any Units have theretofore been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Units not then paid for, if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units, the Purchaser will become a Registered Owner of the purchased Units for all purposes under the Depositary Agreement, and, if necessary, the Purchaser will become a record owner of the Depositary Receipts representing the purchased Units on the register of the Transfer Agent, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefore, any of the following conditions exist:

       (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or

       (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, partners' equity, licenses, franchises or businesses of the Partnership and its subsidiaries taken as a whole; or

       (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any Units or the consummation of the Offer,
(iii) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the Units, including, but not limited to, the right to vote (through the Assignor Limited Partner) any Units purchased by them on all matters with respect to which Unitholders have the right to direct the Assignor Limited Partner on the manner in which it will vote on matters presented to the Limited Partners, (iv) may result in a material diminution in the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer, (v) requires divestiture by the Purchaser of any Units, (vi) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchaser, or (vii) challenges or adversely affects the Offer; or

       (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer of waiting periods that has resulted, or in the reasonable good faith judgment of the Purchaser could be expected to result, in any of the consequences referred to in clauses (i) through (vii) of paragraph (c) above; or

       (e) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

       (f) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

       (g) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

       (h) the Partnership or either of its General Partners shall have amended, or proposed or authorized any amendment to, the Partnership Agreement or the Depositary Agreement or the Purchaser shall have become aware that the Partnership or either of its General Partners have proposed any such amendment; or

       (i) the Partnership or either of its General Partners shall have terminated the Depositary Agreement or the Purchaser shall have become aware that the Partnership or either of its General Partners have proposed any such termination.

      The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

        15.   CERTAIN LEGAL MATTERS.

       Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer as contemplated herein, other than the filing of a Tender Offer Statement on Schedule 14D-1 (which has been filed) and any required amendments thereto. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action in the event that such approvals were not obtained or such actions were not taken.

       APPRAISAL RIGHTS. Unitholders will not have appraisal rights as a result of the Offer.

       STATE ANTI-TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, securityholders, principal executive officers or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability or any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any Units tendered.

       ERISA. By executing and returning the Letter of Transmittal, such Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. Section 2510.3-101 of any such plan; or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

       ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

        16.   CERTAIN FEES AND EXPENSES.

       Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser has retained The Herman Group, Inc. to act as Information Agent/Depositary in connection with the Offer. The Purchaser will pay the Information Agent/Depositary reasonable and customary compensation for its services, plus reimbursement for certain reasonable out-of-pocket expenses, and has agreed to indemnify the Information Agent/Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.
The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

       17.    MISCELLANEOUS.

       The Offer is being made to all Unitholders, Beneficial Owners and Assignees, all to the extent known by the Purchaser. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Unitholders in such state.

       Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 9 ("Certain Information Concerning the Partnership") (except that they will not be available at the regional offices of the Commission).

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                        Acorn Hill Partners L.L.C.

October  30, 1996

                                   APPENDIX A

                           GLOSSARY OF DEFINED TERMS


       "Advisors" means Apollo Real Estate Capital Advisors II, Inc.

       "Advisory Agreement" means the definitive advisory agreement entered into between Liquidity Financial and the Purchaser as of October 30, 1996.

       "AREA" means Apollo Real Estate Advisors, L.P.

       "AREA II" means Apollo Real Estate Advisors II, L.P.

       "Assignee" means a person who has purchased Units but is not a Registered Owner.

       "Assignor Limited Partner" means Hutton/AREA Assignor Corporation, a Delaware corporation, or any successor to it.

       "Assumption Agreement" means that certain Assumption Agreement dated as of October 30, 1996 pursuant to which the Purchaser agreed to be bound by the restrictions set forth in the Standstill Agreement.

       "Available Cash Flow" means, with respect to any period, Net Cash From Operations for that period without reduction for any unpaid Investment Portfolio Fee.

       "Beneficial Owner" means such Unitholder in the case of Units owned by Individual Retirement Accounts or Keogh plans.

       "Book Value" means the book value of each Unit, as reflected on the Partnership's Form 10-Q for the quarter ended June 30, 1996. As reflected in the Form 10-Q, the Book Value was $16.04 per Unit.

        "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, and any time period of business days will be computed in accordance with Rule 14d-1(c)(6) under the Exchange Act.

       "Capital Contribution" means the aggregate amount of cash contributed to the Partnership with respect to the Interest of a Partner or Assignee.

       "Capital Transaction" means any of the following: (i) a sale, repayment, exchange, transfer, assignment, or other disposition of all or a portion of any Investment (but not including occasional sales in the ordinary course of business of inventory, operating equipment or furniture, fixtures, and equipment); (ii) any financing or refinancing of, or with respect to, an Investment; (iii) any condemnation or deeding in lieu of condemnation of all or a portion of any Partnership property; (iv) any collection in respect of property, hazard, or casualty insurance (but not rental interruption insurance) or any damage award; or (v) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Commission" means the Securities and Exchange Commission.

       "Depositary Agreement" means the Amended and Restated Depositary Agreement, entered into as of January 1, 1988, by and among the Partnership, the Assignor Limited Partner, the Depositary, Hutton/AREA Corporation, and the Assignees and Limited Partners, from time to time.

       "Depositary" means Hutton/AREA Depositary Corporation, a Delaware corporation, or any successor to it or designee of it under the Depositary Agreement.

       "Depositary Receipt" means an instrument evidencing a Unit or Units.

       "Designated General Partner" means AREA GP Corporation, a Delaware corporation and a general partner of the Partnership, or such other entity acting as Designated General Partner and any successor to it as Designated General Partner under the Depositary Agreement.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Expiration Date" has the meaning set forth in Section 1.

       "Form 10-K" means the Partnership's Form 10-K for the year ended December 31, 1995.

       "Form 10-Q" means the Partnership's Form 10-Q for the quarter ended June 30, 1996.

       "FTC" means the Federal Trade Commission.

       "General Partners" means Aetna/Area Corporation, a Connecticut corporation, and AREA GP Corporation, a Delaware corporation.

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "Independent Appraiser" is defined in Section 5.3 of the Partnership Agreement.

       "Information Agent/Depositary" means The Herman Group, Inc.

       "Interest" means the interest of a Partner or Assignee in the Partnership at any particular time, including the right of such person or entity to any and all benefits to which a Partner or Assignee may be entitled as provided in the Partnership Agreement, together with the obligations of such person or entity to comply with the terms and provisions of the Partnership Agreement.

       "Investment" means the interest of the Partnership in a property, or in a loan made with respect to any property, or in a joint venture or other enterprise that has an interest in a property or in a loan made with respect to a property.

       "Investment Portfolio Fee" is defined in Section 6.6(a) of the Partnership Agreement.

       "IRA" means an individual retirement account.

       "LFG" means Liquidity Financial Group, L.P., an affiliate of Liquidity Financial.

       "Limited Partner" means any person on entity admitted to the Partnership as a limited partner.

       "Liquidity Financial" means Liquidity Financial Advisors, Inc., the Purchaser's financial advisor.

       "Managing Member" means AP-GP Prom Partners Inc., a newly-formed Delaware corporation and the managing member of the Purchaser.

       "NASD" means the National Association of Securities Dealers, Inc.

       "Net Asset Value" means the estimated current value of all of the Partnership's assets (less Partnership funds set aside as a reserve pursuant to the authority of Section 4.5 of the Partnership Agreement and Available Cash Flow with respect to the fiscal quarter including the applicable Valuation
Date) less the accrued liabilities of the Partnership (other than (i) for purposes of calculating the Investment Portfolio Fee, any liability for payment of the Investment Portfolio Fee for the fiscal quarter including the applicable Valuation Date, and (ii) for all other purposes, any liability for payment of any unpaid Investment Portfolio Fee to the extent that such liability does not exceed Available Cash Flow). The Partnership has reported in its Form 10-Q that the Net Asset Value of each Unit, based on independent appraisals, was $15.55 as of June 30, 1996.

       "Net Cash From Operations" means, with respect to any fiscal year, revenues (which do not include refundable deposits or unearned rent) of the Partnership received in cash during such fiscal year, and Reserves set aside out of such revenues during prior periods and no longer needed for the Partnership's business, but not including cash proceeds attributable to a Capital Transaction, less the sum of (i) amounts paid in cash by the Partnership during such fiscal year for operating expenses of the Partnership (excluding amounts paid from Reserves or funds provided by Capital Contributions), for debt payments, and for the Investment Portfolio Fee, Removal Compensation, and any other fees or payments to the General Partners,
(ii) any capital expenditures with respect to the Properties, and (iii) any amount set aside for the restoration, increase, or creation of Reserves. Net Cash From Operations shall be deemed to include the amount of any income tax withheld with respect to revenues that are includable in Net Cash From Operations.

       "1995 Agreement in Principle" means the agreement executed in March 1995 that outlined an agreement in principle regarding the establishment of a financial advisory relationship between Liquidity Financial and AREA with respect to strategic investments in certain limited partnerships.

       "1996 Agreement in Principle" means the agreement executed in September 1996 that outlined an agreement in principle regarding the establishment of a financial advisory relationship between Liquidity Financial and AREA II with respect to strategic investments in certain limited partnerships.

       "Offer" has the meaning set forth in the Introduction.

       "Offer to Purchase" means this Offer to Purchase dated October  30,
1996.

       "Partners" means the General Partners and the Limited Partners, collectively. Reference to a "Partner" shall be to any one of the Partners.

       "Partnership" means Aetna Real Estate Associates, L.P., a Delaware limited partnership.

       "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of January 14, 1987.

       "Permitted Temporary Investments" is defined in Section 6.4(xxxii) of the Partnership Agreement.

       "Properties" means the Partnership's properties.

       "Purchase Price" has the meaning set forth in the Introduction.

       "Purchaser" means Acorn Hill Partners L.L.C., a Delaware limited liability company.

       "Registered Owner" means a person or entity in whose name a Unit is registered on the books of the Partnership's Depositary or Registrar.

       "Removal Compensation" is defined in Section 9.5 of the Partnership Agreement.

       "Reserves" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the General Partners for working capital and to pay taxes, insurance, debt service, repairs, replacements or renewals, or other costs or expenses incident to the operation and maintenance of the Partnership and its ownership or operation of Investments.

       "Standstill Agreement" means the letter agreement, dated August 14, 1996, as amended as of October 8, 1996, between the Partnership and LFG, which agreement has been assumed by the Purchaser.

       "Standstill Expiration Date" means August 14, 1998.

       "TIN" means taxpayer identification number.

       "Transfer Agent" means the transfer agent appointed as provided by the Depositary Agreement.

       "Transfer Restrictions" has the meaning set forth in Section 2.

       "UBTI" means unrelated business taxable income.

       "Unitholder" means a holder of Units.

       "Units" means Limited Partnership Depositary Units.

       "Valuation Date" means a date as of which Net Asset Value is determined, and shall be as of the close of business on the last business day of each fiscal quarter of the Partnership.

                                   SCHEDULE I

          EXECUTIVE OFFICERS AND DIRECTORS OF AP-GP PROM PARTNERS INC.

       Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each executive officer and director of AP-GP Prom Partners Inc. Each person listed below is a citizen of the United States.

LEE S. NEIBART. Mr. Neibart has been an officer and a director of AP-GP Prom Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with Apollo Real Estate Advisors II, L.P. ("AREA II") which respectively act as managing general partner of Apollo Real Estate Investment Fund, L.P. ("Apollo I") and Apollo Real Estate Investment Fund II, L.P. ("Apollo" and together with Apollo I, the "Apollo Funds"). The Apollo Funds are private real estate investment funds formed to invest in direct and indirect real property interests, including direct property investments and public and private debt and equity securities. Prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart received his MBA degree from New York University. Mr. Neibart is also a director of Capital Apartment Properties, Inc., Koger Equity, Inc., Roland International, Inc. and a past President of the NAIOP in New York. Mr. Neibart's business address is 1301 Avenue of the Americas, New York, New York 10019.

W. EDWARD SCHEETZ. Mr. Scheetz has been an officer and a director of AP-GP Prom Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II, which respectively act as managing general partner of Apollo I and Apollo II. Prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Capital Apartment Properties, Inc., Roland International, Inc., Koger Equity, Inc., Koll Management Services, Inc. and Western Pacific Housing Corp. Mr. Scheetz' business address is 1301 Avenue of the Americas, New York, New York 10019.

RICHARD MACK. Mr. Mack has been an officer and a director of AP-GP Prom Partners Inc. since October 1996. Since May 1993, Mr. Mack has been associated with AREA and since May 1996 has been associated with AREA II, which respectively act as managing general partner of Apollo I and Apollo II. Prior to May 1993, Mr. Mack attended Columbia Law School. Prior to April 1990, Mr. Mack was employed by the real estate investment banking group at Shearson Lehman Hutton, Inc., an investment banking and brokerage firm.

        Questions and requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent/Depositary as set forth below, and will be furnished promptly at the Purchaser's expense. The Letter of Transmittal, certificate(s) representing the Units and any other required documents should be sent or delivered by each Unitholder to the Information Agent/Depositary at its address set forth below. To be effective, a duly completed and signed Letter of Transmittal, together with the certificate(s) representing Units, must be received by the Information Agent/Depositary at the address (or facsimile number) set forth below before 12:00 midnight, New York City Time, on Wednesday, November 27, 1996. If tendering by facsimile, please mail the original copies of all the required documents to the Information Agent/Depositary at the address below.

                             THE HERMAN GROUP, INC.

           By Mail/Hand or Overnight Delivery:     2121 San Jacinto Street
                                                   26th Floor
                                                   Dallas, Texas 75201

                                 By Facsimile:     (214) 999-9348 or (214)
                                                   999-9323



                        For Additional Information Call:

                            [THE HERMAN GROUP LOGO]

                                 (800) 992-6174